Press Release
Contact:	Jim Delamater
President & CEO
Northeast Bancorp

Northeast Bancorp Announces Earnings, Dividend and Expansion

(Auburn, Me 10/31/02)

Northeast Bancorp (AMEX "NBN") announced that earnings for the first quarter ended September 30, 2002 were $906,939 or $0.34 per diluted share as compared to earnings for the same period last year of $942,361 or $0.36 per diluted share. Northeast has total assets of approximately $456 million and a book value per share of $13.43. Management noted that the results were consistent with the Company's expectations. In addition, the company announced that the Board of Directors had declared the payment of a regular quarterly dividend, which was recently increased, of $0.08 per share. The dividend will be payable on November 22, 2002 to shareholders of record on November 1, 2002.

The Company's first quarter results reflect increases in net occupancy expenses associated with expansion and the opening of new offices, hiring of additional bank staff to support a higher volume of commercial and mortgage loan production, and the incurrence of additional compensation and benefit expenses for the Commercial Loan Origination Division and Kendall Insurance Division. The Company continues to maintain an asset sensitive interest rate risk position, which is designed to protect the institution against a rising interest rate environment. Management is committed to managing interest rate risk and credit quality to ensure long term stability and maintenance of a high level of balance sheet integrity.

In addition to reporting its first quarter results and the declaration of its quarterly dividend, the company also announced its plans to expand its operations into Portland, Maine, the state's largest city, and the expansion of its securities brokerage office in Falmouth, Maine. As part of its expansion in to Portland, the company will open a "Commercial Banking Center" and establish a new Commercial Loan Brokerage division that will work with its existing commercial loan division to provide the company with access to a wide range of national and local lenders which it believes will enhance its ability to successfully secure financing for each commercial relationship.

Northeast Bancorp is the holding company for Maine-based Northeast Bank, which now operates from 14 locations throughout Western, Central and Mid-coastal Maine. Northeast Bank and, together with its subsidiary company, Northeast Financial Services, and other affiliations, provides its consumer and business customers with a comprehensive array of financial services. Because of these arrangements, Northeast is able to offer its customers one-stop shopping for virtually all of their financial needs and remains intent upon continuing the expansion of its ability to serve more clients throughout its market area. The company believes that Northeast Bank is unique in its market place because it does not limit its product offerings to proprietary products designed primarily to generate fees for its sponsor, but rather seeks to deliver quality "needs based" advice to its customers with the overriding objective of ensuring that the actual product delivered is well matched to each client's personal goals and objectives.

Northeast derives its revenue from a combination of traditional net interest income and fees associated with the delivery of multiple financial products and services. Northeast continues to increase the number of products sold per customer and fully expects that the combination of income diversity and increased revenue per household will lead to an increase in the value of the franchise and the ongoing development of long-term and mutually profitable relationships with each and every customer.

Jim Delamater, President & CEO commented, "We are pleased with the overall growth and development of our organization and view the recently announced decision to expand within the greater Portland market area as an important step towards the development of future income and the overall value of our franchise. While this effort has and will continue to impact our short-term earnings results, we fully expect that the decision will add to our overall capacity to increase earnings, particularly through the ability to deliver multiple financial products and services to each and every customer. We are excited about our expansion into the greater Portland market area because we believe that this move will allow us to better serve existing clients within this region and to attract new business as a result of our high level of product and service diversity. We have secured a lease for a prime location in downtown Portland with a drive-up facility and easy access and we are optimistic that the expenses associated with this expansion will be offset by better than average growth in revenue."

The headquarters for Northeast Bancorp has been relocated to 158 Court Street in Auburn, Maine. Northeast management encourages present and prospective shareholders to call Jim Delamater, President & CEO, if they desire to receive additional information or, in general, wish to discuss the Company and/or its products, services or ongoing efforts to promote and develop shareholder value. Management also suggests that any person interested in utilizing the services of Northeast Bancorp and its subsidiaries or learning more about the Company should access its web site at www.northeastbank.com.

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected earnings, revenues, operating income, results of operations, financial performance, and future business operations. These forward-looking statements are typically identified by words or phrases such as "believes" , "expects", "anticipates", "plans", "estimates", "approximately", "intend", and other similar words and phrases, or future or conditional verbs such as "will", "should", "would", "could", and "may". Such forward-looking statements reflect management's current expectations, beliefs, estimates, and projections regarding the Company, its industry, and future events, and are based upon on information currently available to management and certain assumptions made by management. Although we believe our expectations are based on reasonable assumptions, these forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and a number of other important factors (many of which are outside the control of the Company) which could cause actual results to differ materially from those from those in the forward-looking statements. Certain of risks associated with Northeast Bancorp are set forth in reports that the Company has filed with the Securities and Exchange Commission, including Northeast Bancorp's, Annual Report on Form 10-K for the fiscal year ended June 30, 2002. Any forward-looking statement speaks only to the date on which the statement is made and the Company disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended
	September 30,		%
	2002	2001	Change
Selected Financial Information

Income Statement Data

Interest Income	$ 7,440	$ 8,487	-12%
Interest Expense	3,692	4,863	-24%
Net Interest Income	3,748	3,624	3%
Provision for Loan Losses	225	210	7%
Net Interest Income after
Provision for Loan Losses	3,523	3,414	3%
Non-interest Income	1,034	880	18%
Non-interest Expense	3,176	2,848	12%
Operating Income before Income Tax	1,381	1,446	-4%
Income Tax Expense	474	504	-6%
Net Income	$ 907	$ 942	-4%

Per share data
Basic earning per common share	$ 0.34	$ 0.37	-8%
Diluted earnings per common share	$ 0.34	$ 0.36	-6%
Weighted Average Shares Outstanding
Basic	2,647,924	2,577,079	3%
Diluted	2,686,789	2,623,909	2%

Book Value Per Share	13.43	12.25
Tangible Book Value Per Share	12.98	11.91

Net interest margin	3.57%	3.49%
Net interest spread	3.12%	2.91%
Return on average assets (annualized)	0.83%	0.87%
Return on equity (annualized)	10.23%	12.04%
Tier I leverage ratio (Bank)	8.63%	8.42%
Tier I risk-based capital ratio (Bank)	11.47%	11.34%
Total risk-based capital ratio (Bank)	12.12%	11.57%
Efficiency ratio	66%	63%
Nonperforming loans	1,551	2,572
Total nonperforming assets	1,995	2,891
Nonperforming loans as a % of total loans	0.40%	0.68%
Nonperforming assets as a % of total assets	0.44%	0.67%

	September 30,
	2002	2001	Change
Balance Sheet Highlights

Investment Securities	$ 19,542	$ 19,314	1%
Loans	384,327	377,188	2%
Total Assets	455,983	428,907	6%

Deposits
NOW and Money Market	95,966	43,498	121%
Savings	22,296	20,686	8%
Certificates of Deposits	145,666	160,849	-9%
Brokered Deposits	20,843	32,991	-37%
Noninterest-bearing Deposits	30,077	29,871	1%
Total Deposits	314,848	287,895	9%

Borrowings	92,379	96,389	-4%
Shareholders' Equity	35,573	31,599	13%

Shares outstanding	2,649,212	2,579,188	3%